Exhibit 24.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 15, 2010, in Viropro, Inc’s annual report for the fiscal year ended November 30, 2009, related to the consolidated financial statements of Viropro, Inc. and Subsidiary as of November 30, 2009 and for the year then ended, which appear in Viropro, Inc’s Registration Statement on Form S-8 filed on or about May 18, 2010.

/s/ KBL, LLP
New York, NY
May 18, 2010